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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

                    1. NAME AND ADDRESS OF REPORTING PERSON*

                             KOLLMAN    MARTA    CARPENTER
                              -------   -------  -------
                              (LAST)   (FIRST)   (MIDDLE)


                                1300 MAIN STREET
                       ------------------------------------------
                                       (STREET)

                     KLAMATH FALLS     OREGON        97601
                     -------------   ----------   -----------
                        (CITY)        (STATE)        (ZIP)

              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                    08/06/99

   3. IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                   CELL TECH INTERNATIONAL INCORPORATED (EFLI)

                  5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                             (CHECK ALL APPLICABLE)

                           |X| DIRECTOR |X| 10% OWNER
            |X| OFFICER (GIVE TITLE BELOW) |_| OTHER (SPECIFY BELOW)

                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                    ----------------------------------------

               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                     |X| FORM FILED BY ONE REPORTING PERSON

                |_| FORM FILED BY MORE THAN ONE REPORTING PERSON

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)

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
COMMON STOCK (1)(2)(3)                     4,341,500                     D
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

     * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON SEE INSTRUCTION 5(b)(v).

     REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES
               BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.

                                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7.Nature of
                           ----------------------                          or               Exercise       (D) or        Indirect
                             Date       Expira-                            Number           Price of       Indirect      Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)           Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)    (Instr. 5)
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

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

                            EXPLANATION OF RESPONSES:

     (1) THESE SECURITIES ARE OWNED SOLELY BY MARTA C. KOLLMAN, WHO IS A MEMBER OF A "GROUP" WITH DARYL J. KOLLMAN FOR PURPOSES OF SECTION 13(D) OF
                                THE EXCHANGE ACT.

     (2) THESE SECURITIES REFLECT THE CONVERSION OF 748,507 OF HUMASCAN INC.'S SERIES B CONVERTIBLE PREFERRED (THE "PREFERRED STOCK") ISSUED TO THE REPORTING PERSON UNDER THE AGREEMENT AND PLAN OF REORGANIZATION ENTERED INTO BETWEEN THE GROUP AND HUMASCAN INC. ON JULY 16, 1999. UNDER THE TERMS OF THE AGREEMENT, EACH SHARE OF THE PREFERRED STOCK IS CONVERTIBLE INTO 108.520933 SHARES OF THE COMMON STOCK AFTER THE EFFECT OF THE 1:10.8520933 "REVERSE STOCK SPLIT."

     (3) THESE SECURITIES REFLECT THE 1:10.8520933 "REVERSE STOCK SPLIT" OF THE 6,500,000 HUMASCAN INC. COMMON STOCK ISSUED TO THE REPORTING PERSON ON AUGUST 6, 1999.

                  /S/ MARTA C. KOLLMAN                 8/24/99
              -------------------------               -----------
              ** SIGNATURE OF REPORTING               PERSON DATE

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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